Appendix I

Oppenheimer Large Cap Revenue ETF
Oppenheimer Mid Cap Revenue ETF
Oppenheimer Small Cap Revenue ETF
Oppenheimer Financials Sector Revenue ETF
Oppenheimer ADR Revenue ETF
Oppenheimer Navellier Overall A-100 Revenue ETF
Oppenheimer Ultra Dividend Revenue ETF
Oppenheimer Global Growth Revenue ETF
Oppenheimer Consumer Discretionary Sector Revenue ETF
Oppenheimer Consumer Staples Sector Revenue ETF
Oppenheimer Emerging Market Revenue ETF
Oppenheimer Energy Sector Revenue ETF
Oppenheimer Health Care Sector Revenue ETF
Oppenheimer Industrials Sector Revenue ETF
Oppenheimer Information Technology Sector Revenue ETF
Oppenheimer Materials Sector Revenue ETF
Oppenheimer Utilities Sector Revenue ETF
Oppenheimer ESG Revenue ETF
Oppenheimer Global ESG Revenue ETF